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                                                                    Exhibit 21.1


                List of Subsidiaries of Wit SoundView Group, Inc.

Name                                         Location of Jurisdiction
- ------------------------                     ------------------------
Wit SoundView Corporation                    Delaware
Wit Capital Corporation                      New York
Wit SoundView Ventures Corp.                 Delaware
SoundView Asset Management, Inc.             Delaware
SoundView Capital Management, Inc.           New York
Wit Capital Europe Group PLC (1)             Dublin, Ireland
Wit SoundView Europe Limited (1)             London, United Kingdom


(1) Wit Capital Europe Group PLC and Wit SoundView Europe Limited became consolidated subsidiaries of the Registrant effective February 16, 2001.